UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 7, 2015

ALTISOURCE RESIDENTIAL CORPORATION
(Exact name of Registrant as specified in its charter)

MARYLAND	001-35657	46-0633510
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Altisource Asset Management Corporation
402 Strand Street
Frederiksted, United States Virgin Islands 00840-3531
(Address of principal executive offices including zip code)

(340) 692-1055
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Entry into Amendment to Asset Management Agreement

On April 7, 2015, Altisource Residential Corporation (the "Company") and Altisource Residential, L.P. entered into an amendment (the “Amendment”) to the Asset Management Agreement with Altisource Asset Management Corporation ("AAMC") to clarify the termination fee under certain circumstances on a termination of AAMC following a change of control of the Company.  The foregoing description of the Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Amendment which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Entry into Loan and Security Agreement and Guaranty

On April 10, 2015, certain subsidiaries (collectively, the “Borrowers”) of the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with Nomura Corporate Funding Americas, LLC (the “Lender”). The purpose of the Loan Agreement is to finance the Borrowers’ beneficial ownership of real-estate owned (“REO”) properties. The obligations of the Borrowers are fully guaranteed by the Company pursuant to a guaranty (the “Guaranty”) made by the Company in favor of the Lender. The Loan Agreement terminates on April 10, 2016.

Under the terms of the Loan Agreement, subject to certain conditions, the Lender may advance funds to the Borrowers from time to time, with such advances collateralized by REO properties. The maximum aggregate advance for the REO properties under the Loan Agreement is $100,000,000, subject to certain sublimits, eligibility requirements and conditions precedent to each funding.

The advances paid by the Lender under the Loan Agreement with respect to the REO properties from time to time will be based on a percentage of the market value of the applicable REO properties. Under the terms of the Loan Agreement, the Borrowers are required to pay to the Lender interest based on the one-month LIBOR plus a spread and certain other customary fees, administrative costs and expenses in connection with the Lender's structuring, management and ongoing administration of the Loan Agreement.

The Loan Agreement requires the Company to maintain various financial and other covenants, which include (i) maintaining a minimum adjusted tangible net worth of at least $400 million for the first 120 days under the Loan Agreement and thereafter, at least $310 million plus 70% of the aggregate amount of the Company’s future equity raises; (ii) maintaining a maximum ratio of indebtedness to adjusted tangible net worth of 3:1; and (iii) maintaining liquidity in an amount not less than 5% of any outstanding indebtedness.

In addition, the Loan Agreement contains events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, certain material adverse changes, bankruptcy or insolvency proceedings and other events of default customary for this type of transaction. The remedies for such events of default are also customary for this type of transaction and include the acceleration of the principal amount outstanding under the Loan Agreement and the liquidation by the Lender of the REO properties then subject to the Loan Agreement.

The foregoing description of the Loan Agreement and the Guaranty does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Loan Agreement and the Guaranty, which will be filed with the SEC as exhibits to the Company’s Form 10-Q for the quarter ended March 31, 2015.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above with respect to entry into “Loan and Security Agreement and Guaranty” which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment to Asset Management Agreement, dated April 7, 2015, among Altisource Residential Corporation, Altisource Residential, L.P. and Altisource Asset Management Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Altisource Residential Corporation
Date: April 13, 2015	By:	/s/ Stephen H. Gray
Stephen H. Gray General Counsel and Secretary